Exhibit 4.1

Execution Version

FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 5, 2018 and effective as of the Effective Time, is among (i) Thorne Holding Corp., a Delaware corporation (the “Company”), (ii) the Stockholders listed on Schedule 1 hereto (the “Initial Stockholders”), (iii) the individuals listed on Schedule 2 hereto (the “Purchasers”) and (iv) each person who shall, subsequent to the date hereof, join in and become a party to this Agreement pursuant to, and in accordance with, Section 2(1) hereof (“Additional Stockholders” and together with the Initial Stockholders and the Purchasers, the “Stockholders”).

WHEREAS, the Company and WestView Capital Partners II, L.P. (“WestView”), Tudor Ventures III L.P. (“Tudor”), Diversified Natural Products, Inc. (“DNP”), Albert Czap (“Czap”), ELUS Holdings Corporation (“ELUS”), IdB Holding S.p.A, the James L. Gilbert Trust – 1994 (“Gilbert”), Monashee Capital Master Fund L.P. and Mitsui & Co., Ltd. (“Mitsui”) are parties to that certain Third Amended and Restated Registration Rights Agreement, dated as of November 22, 2017, among the Company and the parties referred to therein (the “Amended Agreement”);

WHEREAS, the undersigned Stockholders and the Company, being all of the parties necessary to amend the Amended Agreement in accordance with the terms thereof, have agreed to amend and restate the Amended Agreement in its entirety in the form of this Agreement;

WHEREAS, the Company, the Purchasers, WestView, Tudor, Czap, Gilbert, ELUS and DNP have entered into a Preferred Stock Purchase and Securities Redemption Agreement (the “SPRA”), dated as of the date hereof, pursuant to which, among other things, (a) the Purchasers will purchase shares of the Company’s Series E Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”); (b) Mitsui will exchange its outstanding shares of the Company’s Series D Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), for newly issued shares of Series E Preferred Stock; (c) the Company will redeem all outstanding capital stock of the Company held by WestView, Tudor, Czap and Gilbert; and (d) immediately after the consummation of the transactions described in the foregoing clauses (b) and (c), all remaining shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be converted into shares of Common Stock;

WHEREAS, but for the execution and delivery of this Agreement, the Company and the Purchasers would not be willing to enter into the SPRA or to consummate the transactions contemplated thereby, which transactions will benefit the parties; and

WHEREAS, the parties hereto wish to set forth their respective rights with regard to the registration of shares of the Company’s capital stock for public sale and certain other matters relating thereto.

NOW, THEREFORE, the parties to this Agreement hereby agree to amend and restate the Amended Agreement in its entirety, as set forth herein, and further agree as follows:

1. DEFINITIONS. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Stockholder, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Stockholder and shall include, without limitation, (a) any Person who is a director or beneficial holder of more than fifty percent (50%) of the then outstanding capital stock of (or other beneficial interest in) such Stockholder and Family Members of any such Persons, (b) any Person of which such Stockholder or an Affiliate (as defined in clause (a) above) of such Stockholder directly or indirectly, either beneficially owns more than fifty percent (50%) of the then outstanding capital stock (or partnership interests or other shares of beneficial interest) or constitutes more than a fifty percent (50%) equity participant, (c) any Person of which an Affiliate (as defined in clause (a) above) of such Stockholder is a general partner, director, officer or executive employee, (d) in the case of a specified Person who is an individual, Family Members of such Person, and (e) if such Person is a limited partnership, any other limited partnership the general partner of which (or the general partner of such general partner, if such general partner is itself a partnership) is the same individual or group of individuals that serves as the general partner of such Person (or is the general partner of such general partner, if such general partner of such Person is a partnership).

“Common Stock” shall mean the Company’s Common Stock, par value $0.01 per share.

“Convertible Securities” shall mean any securities exercisable for, convertible into or exchangeable for any shares of Common Stock.

“Effective Time” means the Closing, as defined in the SPRA.

“ELUS” shall have the meaning set forth in the recitals hereof.

“Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Members” shall mean, with respect to any individual, any Related Person or Family Trust of such individual.

“Family Trust” shall mean, with respect to any individual, any trust or limited liability company created solely for the benefit of one or more of such individual’s Related Persons and controlled by such individual.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall mean the Company’s Series E Preferred Stock.

“Public Sale” shall mean any sale of Common Stock to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

“Registrable Securities” shall mean, without duplication: (a) all shares of Common Stock held by the Stockholders from time to time, including shares issued or issuable upon conversion of the Preferred Stock; (b) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, option, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (a) above; and (c) any shares of Common Stock issuable upon the conversion or exercise of any Convertible Securities issued pursuant to the SPRA or otherwise, and held by the Stockholders; excluding in all cases, however, any shares for which registration rights have terminated pursuant to Section 10 of this Agreement.

“Related Persons” shall mean, with respect to any individual, such individual’s parents, siblings, spouse, children and grandchildren.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.01 per share.

“Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, par value $0.01 per share.

“Series D Preferred Stock” shall have the meaning set forth in the recitals hereof.

“Series E Preferred Stock” shall have the meaning set forth in the recitals hereof.

“SPRA” shall have the meaning set forth in the recitals hereof.

2. REGISTRATION RIGHTS.

(a) Demand Registration. At any time after the earlier of one hundred and eighty (180) days following the completion of a Public Sale or five (5) years after the Effective Time, upon the written request by Stockholders owning or holding, alone or with their Affiliates, more than fifty percent (50%) of the issued and outstanding Preferred Stock (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Preferred Stock), which such Stockholders shall, in all events, include Mitsui and Kirin, respectively, so long as

Mitsui or Kirin, as applicable, owns at least fifty percent (50%) of the number of shares of Preferred Stock (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Preferred Stock) owned by them, respectively, as of the Effective Time (subject to proportionate adjustment in the case of any stock split, reverse stock split, recapitalization, reclassification stock dividend or other distribution with respect to such shares), requesting that the Company effect a public offering under the Securities Act of all or part of the Registrable Securities held by such Stockholders and specifying the intended method or methods of disposition of such Registrable Securities, the Company will promptly give written notice of such requested registration to all Stockholders and will use its best efforts to effect the registration under the Securities Act, as expeditiously as is reasonable, of:

(i) the Registrable Securities that the Company has been so requested to register by such Stockholders, for disposition in accordance with the intended method of disposition stated in such request; and

(ii) all other Registrable Securities that the Company has been requested to register by other Stockholders by written request delivered to the Company within 30 days after the receipt of such written notice delivered by the Company;

all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Anything herein to the contrary notwithstanding, the Company shall not be obligated to consummate more than two (2) registrations pursuant to this Section 2(a); provided, that in each case at least eighty percent (80%) of the Registrable Securities requested to be registered are registered and sold to the public. In connection with any underwritten offering with respect to which Stockholders shall have requested registration pursuant to this Section 2(a), the Company shall have the right to select the lead managing underwriter (being an underwriting firm of national standing) with respect to such offering, such underwriter to be reasonably acceptable to the Stockholders requesting the registration. Should the Stockholders requesting the registration so elect, they may select an underwriting firm of national standing which is reasonably acceptable to the Company to act as co-lead manager of such offering.

(b) Incidental Registration. If at any time after the Effective Time the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account or for the sale of equity securities of any holder of any class of equity security of the Company (excluding the Company’s initial public offering of Common Stock, unless such first public offering includes the registration of securities for the account of other Stockholders, and excluding a registration relating solely either to the sale of securities to employees of the Company pursuant to a stock purchase, stock option or similar plan, or a merger, recapitalization or reorganization), the Company shall promptly give each Stockholder written notice of such registration at least thirty (30) days prior to the anticipated filing date and such notice shall offer the Stockholders the opportunity to register such number of Registrable Securities as each Stockholder may request. Upon the written request of any such Stockholder given to the Company within twenty (20) days after receipt of such notice delivered by the Company, the Company shall, subject to the provisions of Section 2(d), use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Stockholder has requested to be registered.

(c) Registration on Form S-3. If at any time after the Effective Time (i) any Stockholder or Stockholders request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $3,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such Registrable Securities, then the Company shall use its best efforts to, as soon as practicable, register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of Registrable Securities specified in such notice. The number of registrations on Form S-3 which may be requested and obtained under this Section 2(c) shall be limited to no more than two (2) per calendar year.

(d) Underwriting Requirements. In connection with any underwritten offering pursuant to Section 2(a), if the managing underwriter shall advise the Company that, in its view, the number or proposed mix of securities requested to be included in such registration (including securities which the Company desires to be included which are not Registrable Securities) exceeds the largest number of securities which can be sold without having a material adverse effect on such offering (the “Maximum Offering Size”), including the price at which such securities can be sold, the Company will include in such registration:

(i) first, shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock requested by the Stockholders to be included in such registration pursuant to Section 2(a), with the shares so included to be apportioned pro rata among the Stockholders according to the total number of such shares of Common Stock owned by each such Stockholder (including any shares of Common Stock issued or issuable upon conversion of the Preferred Stock) or in such other proportions as shall be agreed upon by such Stockholders, if the total number of shares requested to be included in such registration by the Stockholders exceeds the Maximum Offering Size;

(ii) second, any Registrable Securities other than the ones referenced in (i) above requested by the Stockholders to be included in such registration pursuant to Section 2(a), with the shares so included to be apportioned pro rata among the Stockholders according to the total number of Registrable Securities owned by each such Stockholder (excluding any shares of Preferred Stock or shares of Common Stock issued or issuable upon conversion of the Preferred Stock, but assuming the conversion into Common Stock of all outstanding Convertible Securities other than such Preferred Stock) or in such other proportions as shall be agreed upon by such Stockholders, to the extent such total amount of Registrable Securities requested to be included in such registration by the Stockholders exceeds the Maximum Offering Size; and

(iii) third, after registration of the total amount of Registrable Securities requested to be included in such registration by the Stockholders, any securities to be sold for the account of other Persons (including the Company) which shall not cause the Maximum Offering Size to be exceeded, with such priorities among the Company and such other Persons as the Company shall determine.

In connection with any underwritten offering pursuant to Section 2(b), if the managing underwriter shall advise the Company that, in its view, the number or mix of securities (including all Registrable Securities) which the Company, the Stockholders and any other Persons intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the priority listed below, securities up to the Maximum Offering Size:

(iv) first, securities to be sold for the Company’s own account;

(v) second, Registrable Securities requested to be included in such registration by Stockholders pursuant to Section 2(b) with the shares so included to be apportioned pro rata among the Stockholders according to the total amount of Registrable Securities owned by each such Stockholder calculated on a fully diluted basis (i.e., assuming the conversion into Common Stock of all outstanding Convertible Securities) or in such other proportions as shall be agreed upon by such Stockholders (if necessary); and

(vi) third, shares of Common Stock requested to be included in such registration by all other Persons, allocated (if necessary) pro rata among such Persons on the basis of the relative number of securities each such Person has requested to be included in such registration, or as such Persons may otherwise agree.

(e) Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of shares with respect to registrations pursuant to this Section 2, including, without limitation, all registration, filing, qualification, Blue Sky, printing and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to shares being registered, applicable transfer taxes and expenses of counsel to the Stockholders, which shall be borne by the Stockholders selling shares being registered. Notwithstanding anything in this paragraph to the contrary, upon demand of the Stockholders, the Company shall pay the reasonable expenses of one separate counsel for the Stockholders to be selected by the Stockholders holding a majority of the Registrable Securities held by Stockholders and included in such registration, filing or qualification.

(f) Company Delay or Withdrawal of Registration. At the time of any request to register Registrable Securities pursuant to Section 2(a), if the Board of Directors of the Company determines in its good faith reasonable judgment that the Company should not file any registration statement otherwise required to be filed pursuant to such Section 2(a) because the Company is engaged in or plans to engage in any financing, acquisition or other material transaction which would be adversely affected by the filing of such a registration statement, the Company shall be entitled to postpone for the shortest reasonable period of time (but not exceeding ninety (90) days from the date of the request), the filing of such registration statement and shall promptly give the Stockholders who have requested the filing of such registration statement under Section 2(a) and any other Stockholders who have requested the registration of their Registrable Securities under Section 2(a) written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay. If the Company shall so postpone the filing of the registration statement, the Stockholders who made the request for registration under Section 2(a) shall have the right to withdraw the request for registration by giving written notice to the Company within thirty (30) days after receipt of the notice of postponement. Such right to delay a request for registration pursuant to this Section 2(f) may not be exercised more than once in any twelve (12) month period. Without limiting the foregoing, the Company shall have no liability to any Stockholder for the Company’s withdrawal of any registration as to which a Stockholder has registration rights under Section 2(b) (except reimbursement of expenses incurred prior to such withdrawal in accordance with paragraph (e) above); provided, that such withdrawal is made by the Company in good faith and not for the purpose of impairing any Stockholder’s rights under such Section 2(b).

(g) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities by the Stockholders to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) furnish to each Stockholder holding Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Stockholder to sell any Registrable Securities without registration.

(h) Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective until the disposition of all securities covered by the registration statement;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) furnish to the Stockholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the shares owned by them and covered by a registration statement filed under this Section 2;

(iv) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Stockholders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (and each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement);

(vi) notify each Stockholder holding shares covered by such registration statement as promptly as possible at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly prepare (and file with the SEC) and furnish to such Stockholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii) furnish, at the request of any Stockholder requesting registration of shares pursuant to this Section 2, on the date that such shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2 (if such shares are being sold through underwriters) or, if such shares are not being sold through underwriters, on the date that the registration statement with respect to such shares becomes effective, (i) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Stockholders participating in such registration of shares, and (ii) a “comfort” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as in customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Stockholders requesting registration of shares;

(viii) notify Stockholders whose shares are included in the registration statement promptly of any request by the SEC for the amendment or supplement of such registration statement or prospectus or for additional information, and notify such Stockholders promptly of the filing of each amendment or supplement to such registration statement or prospectus;

(ix) advise Stockholders whose shares are included in the registration statement, promptly after it shall receive notice, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(x) furnish to each Stockholder whose shares are included in the registration statement at least one conformed copy of the registration statement and any amendments thereto;

(xi) provide each Stockholder whose shares are included in the registration statement and its representatives a reasonable opportunity, after entering into a confidentiality agreement which is reasonably satisfactory to the Company, to conduct an inquiry of the Company’s financial and other records during normal business hours and make available during normal business hours and without unreasonable disruption to the Company’s business or operations, its officers, directors and employees to provide such information as such Stockholder may reasonably request to fulfill any due diligence obligations that such Stockholder may have;

(xii) keep the registration statement effective for a period ending on the earlier of the date that is ninety (90) days from the effective date of the registration statement or such time as the Stockholders have completed the distribution described in the registration statement;

(xiii) cause all Registrable Securities registered on the registration statement to be listed each national securities exchange on which similar securities issued by the Company are then listed; and

(xiv) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Obligations of Stockholders. In connection with any registration required to be effected pursuant to this Section 2, the Stockholders selling any shares in connection with such registration shall furnish to the Company such information regarding themselves, the shares held by them and the intended method of disposition of such shares as shall be required or reasonably necessary to effect the registration of their shares.

(j) Lock-Up Agreement. Each Stockholder hereby agrees that in connection with any registration of securities of the Company relating to an underwritten offering thereof to the general public, to the extent requested by the Company or the underwriter of such offering, such Stockholder (to the extent such Stockholder then holds, individually or together with its Affiliates, two percent (2%) or more of the outstanding shares of Common Stock, or is an officer, director or employee of the Company) shall not, whether or not such Stockholder is participating in such registration, sell, contract to sell, grant any option or right to purchase, lend, pledge, enter into any swap or other arrangement that transfers economic consequences of ownership or otherwise transfer or dispose of (other than in a private sale or to donees who agree to be similarly bound) any shares of Common Stock or any other securities convertible into Common Stock (other than those shares, if any, which are in fact included in such registration) without the prior written consent of the Company or the applicable underwriters, as the case may be, for such period (the “Lock-Up Period”) of time (not to exceed (x) one hundred eighty (180) days with respect to the initial public offering of the Common Stock, or (y) ninety (90) days with respect to any other offering) from the effective date of the registration statement for such registration as the Company or such underwriters may specify in writing. Each Stockholder hereby further agrees that (to the extent such Stockholder then holds, individually or together with its Affiliates, two percent (2%) or more of the outstanding shares of Common Stock, or is an officer, director or employee of the Company), if reasonably requested by any underwriter or underwriters in any such offering, such Stockholder shall enter into a lock-up agreement in the form (containing customary terms) reasonably requested by such underwriter or underwriters for such offering, provided, that such lock-up agreement does not provide (i) for a longer lock-up period than the Lock-Up Period contained in this Section 2(j) or (ii) terms that are more onerous to such Stockholder than those applicable to any similarly situated Stockholder. Each Stockholder further agrees that the underwriters of any such offering are intended to be third-party beneficiaries of this Section 2(j) and such beneficiaries shall be entitled to enforce the provisions of this Section 2(j) an their own behalf as though they were a party hereto. The provisions of this Section 2(j) shall not be deemed to prevent the Stockholders from exercising their rights under Section 2(b) hereof in connection with any such underwritten offering.

(k) Indemnification. The Company will, and hereby does, indemnify and hold harmless, in the case of any registration statement filed pursuant to this Section 2, each seller of any Registrable Securities covered by such registration statement, its directors and officers, each other person who participates as an underwriter in the offering or sale of such securities, each officer and director of each such underwriter, and each such other person, if any, who controls such seller or any such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, the “Seller Indemnitees”), against any losses, claims, damages, liabilities and expenses, joint or several, to which such Seller Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein; (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) any violation by the Company of any applicable securities laws in connection with such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any related “free writing prospectus”, or amendment or supplement thereto or document incorporated by reference therein; and the Company will reimburse such Seller Indemnitee for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable to any Seller Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or any document incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by such Seller Indemnitee. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Seller Indemnitee and shall survive the transfer of such securities by such seller.

The Company may require, as a condition to including any Registrable Securities in any registration statement pursuant to this Section 2, that the Company shall have received an undertaking satisfactory to it from each prospective seller of such securities, to, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph, except that no such prospective seller shall in any event be liable pursuant thereto for any amount in excess of the net proceeds of sale received by such seller from the sale by it of Registrable Securities under such registration statement) the Company, each officer and director of each such underwriter and each other person, if any, who controls the Company or the underwriter, and each other seller, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any related “free-writing prospectus”, or any document incorporated by reference therein, but only if such statement or omission was made in reliance upon and in conformity with written information furnished by such indemnifying prospective seller to the Company for use in the preparation of or inclusion in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or document incorporated by reference therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, controlling person or other seller and shall survive the transfer of such securities by such seller. The indemnity contemplated by this paragraph shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) if such settlement is effected without the consent of the Stockholder from whom indemnification is sought (which consent shall not be unreasonably withheld or delayed).

Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (including a governmental investigation) involving a claim referred to in this Section 2(k), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2(k), give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this Section 2(k), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case, the indemnifying party shall be liable for the fees and expenses of one counsel for the underwriters and other sellers in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereon, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof (except as expressly set forth above).

(l) Rights of Stockholders. No person shall be granted registration rights which conflict with or which are more favorable to such Stockholder than the registration rights set forth in this Agreement. At the election of the Company and the holders of greater than fifty percent (50%) of the total number of then issued and outstanding shares of Preferred Stock held by all Stockholders (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Preferred Stock), which Stockholders shall include Mitsui and Kirin, respectively, so long as Mitsui or Kirin, as applicable, owns at least fifty percent (50%) of the number of shares of Preferred Stock (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Preferred Stock) owned by them, respectively, as of the Effective Time (subject to proportionate adjustment in the case of any stock split, reverse stock split, recapitalization, reclassification stock dividend or other distribution with respect to such shares), new stockholders of the Company may be given the opportunity to receive the registration rights provided under this Agreement by being permitted to execute an Instrument of Accession to this Agreement in the form of Exhibit A attached hereto (and, upon execution, be added to Schedule 1) or be given registration rights on another basis less favorable to such new stockholder.

3. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, from and after the Effective Time and unless and until thereafter amended, this document will embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and will supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, with respect to such subject matter.

5. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Company and the Stockholders and their respective successors and permitted assigns.

6. COUNTERPARTS; EFFECTIVENESS OF AGREEMENT. This Agreement may be executed by original, facsimile, PDF or other electronic signature (including Docusign) and in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. This Agreement shall become effective as of the Effective Time but automatically shall terminate and be deemed null and void ab initio if the SPRA is terminated or the Closing (as defined in the SPRA) otherwise does not occur for any reason.

7. REMEDIES. The Stockholders will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that in the event of any breach of this Agreement by the Company, the Stockholders would be irreparably harmed and could not be made whole by monetary damages. Each party hereto accordingly agrees (a) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (b) that the parties agree, in addition to any other remedy to which they may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the non-prevailing parties to such dispute.

8. RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Common Stock or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

9. AMENDMENT AND WAIVER. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of greater than fifty percent (50%) of the total number of then issued and outstanding shares of Preferred Stock held by all Stockholders, which holders shall include Mitsui and Kirin, respectively, so long as Mitsui or Kirin, as applicable, owns at least fifty percent (50%) of the number of shares of Preferred Stock (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Preferred Stock) owned by them, respectively, as of the Effective Time (subject to proportionate adjustment in the case of any stock split, reverse stock split, recapitalization, reclassification stock dividend or other distribution with respect to such shares); provided, however that no such modification, amendment or waiver shall be effective against any Stockholder who has not consented to such modification, amendment or waiver to the extent that such modification, amendment or waiver would be adverse to the interests of such Stockholder in any material respect and would have a disproportionate impact in any material respect on the rights of such Stockholder in its capacity as a Stockholder hereunder when measured against the impact of such modification, amendment or waiver on the rights of other Stockholders in their capacities as Stockholders hereunder.

The Company shall notify all Stockholders of each modification, amendment or waiver of any provision of this Agreement that could reasonably be expected to affect the rights of such Stockholder hereunder at least five (5) business days prior to the effectiveness of such modification, amendment or waiver. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10. TERMINATION. This Agreement (and the right of any Stockholder to request registration or inclusion of Registrable Securities in any registration) will terminate with respect to each applicable Stockholder upon the earliest to occur of:

(a) any Liquidation Event (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect as of the Effective Time or as amended or modified from time to time);

(b) such time after consummation of an initial public offering of the Common Stock under the Securities Act as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Stockholder’s shares without limitation during a three-month period without registration; or

(c) a termination of this Agreement pursuant to Section 6 hereof;

provided, that the provisions of Section 2(e) and Section 2(k) shall survive any termination pursuant to Section 10(a) or Section 10(b) above.

11. GOVERNING LAW; JURY TRIAL WAIVER. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES HERETO AGREE TO WAIVE ANY RIGHT TO HAVE ANY DISPUTE ARISING HEREUNDER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY ADJUDICATED BY A JURY, AND HEREBY AGREE TO SUBMIT TO THE COURTS OF THE STATE OF DELAWARE IN CONNECTION WITH THE RESOLUTION OF ANY SUCH DISPUTE.

12. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

14. NOTICES. All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to be duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by telecopier, as follows:

If to the Company, to:

Thorne Holding Corp.

152 West 57th Street

New York, NY 10019

Attn: Paul Jacobson

(917) 859-2505

Email: pjacobson@thorne.com

With copies (which shall not constitute notice) sent contemporaneously to:

Womble Bond Dickinson (US) LLP

One West Fourth Street

Winston-Salem, NC 27101

Attn: Christopher J. Gyves

(336) 721-3634

Email: christopher.gyves@wbd-us.com

If to the Stockholders, to the addresses set forth on Schedules 1 and 2 attached hereto.

If to any Additional Stockholder, to the address for such Additional Stockholder on Schedule 1 attached hereto (or such other address as such Additional Stockholder shall specify by written notice given pursuant to this Agreement).

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day and year first above written.

COMPANY:

THORNE HOLDING COMPANY

By:	/s/ Paul Jacobson
Name: Paul Jacobson
Title: Chief Executive Officer

INITIAL STOCKHOLDER:

DIVERSIFIED NATURAL PRODUCTS, INC.

By:	/s/ Paul Jacobson
Name: Paul Jacobson
Title: Authorized Signatory

INITIAL STOCKHOLDER:

IDB HOLDING S.P.A

By:	/s/ Danielle Gionvini
Name: Danielle Giovini
Title: General Manager

INITIAL STOCKHOLDER:

MONASHEE CAPITAL MASTER FUND LP

By:	/s/ Tom Wynn
Name: Tom Wynn
Title: Partner